Exhibit 99.3

SENTI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On June 6, 2022, Senti Biosciences, Inc. changed its name to Senti Sub I, Inc. For purposes of this section, all references to “we,” “us,” “our,” “Senti” or the “Company” refer to Senti Sub I, Inc. and its subsidiary.

You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited interim consolidated financial statements as of March 31, 2022 and related notes included as Exhibit 99.1 to this Current Report on Form 8-K (the “Report”). The discussion and analysis should also be read in together with the pro forma financial information as of and for the three months ended March 31, 2022, and for the year ended December 31, 2021, which is included as Exhibit 99.2 to the Report, and the Proxy Statement/Prospectus.

Cautionary Statement Regarding Forward-Looking Statements

Some of the information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources. As a result of many factors, including those factors set forth in the section of the Proxy Statement/Prospectus titled “Risk Factors,” or in other parts of the Report, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Senti is a preclinical biotechnology company developing next-generation cell and gene therapies engineered with its gene circuit platform technologies to fight challenging diseases. Senti’s mission is to create a new generation of smarter therapies that can outmaneuver complex diseases in ways previously not implemented by conventional medicines. To accomplish this mission, Senti has built a synthetic biology platform that it believes may enable it to program next-generation cell and gene therapies with what it refers to as “gene circuits.” These gene circuits, which Senti created from novel and proprietary combinations of genetic parts, are designed to reprogram cells with biological logic to sense inputs, compute decisions and respond to their respective cellular environments. Senti aims to design and optimize gene circuits through its Design-Build-Test-Learn Engine or DBTL Engine, to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. Senti’s gene circuit platform technologies can be applied in a modality-agnostic manner, with applicability to natural killer (NK) cells, T cells, tumor-infiltrating lymphocytes (“TILs”), stem cells including Hematopoietic Stem Cells (“HSCs”), in vivo gene therapy and messenger ribonucleic acid (mRNA). All of Senti’s current product candidates are in preclinical development. Senti’s lead product candidates utilize allogeneic chimeric antigen receptor (“CAR”) NK cells outfitted with its gene circuit technologies in several oncology indications with currently high unmet needs. Senti expects to file investigational new drug applications (“INDs”) for multiple product candidates starting in 2023.

Since our inception, we have funded our operations almost exclusively with proceeds from the sale and issuance of shares of our redeemable convertible preferred stock and debt financings, and we have devoted substantially all of our resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our platform technologies, identifying potential product candidates, undertaking research and preclinical studies and clinical trial planning activities, engaging in manufacturing for our development programs, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations.

Through March 31, 2022, we have received gross proceeds of $158.1 million from sales of our redeemable convertible preferred stock including borrowings under convertible notes, which converted into redeemable convertible preferred stock in 2018 and 2020.

We have incurred net losses of $11.8 million and $21.0 million for the three months ended March 31, 2022 and 2021, respectively. We expect to continue to incur significant losses for the foreseeable future. As of March 31, 2022, we had cash and cash equivalents of $38.1 million, and an accumulated deficit of $126.9 million.

We anticipate that our expenses and operating losses will increase substantially over the foreseeable future. The expected increase in expenses will be driven in large part by our ongoing activities, if and as we:

•	continue to advance our gene circuit platform technologies;

•	continue preclinical development of our current and future product candidates and initiate additional preclinical studies;

•	commence clinical trials of our current and future product candidates;

•	establish our manufacturing capability, including developing our contract development and manufacturing relationships, and building our internal manufacturing facilities;

•	acquire and license technologies aligned with our gene circuit platform technologies;

•	seek regulatory approval of our current and future product candidates;

•	expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development, manufacturing and commercialization efforts;

•	continue to develop, grow, perfect, and defend our intellectual property portfolio; and

•	incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.

In addition, in 2021, we began construction on a dedicated in-house, state-of-the-art current good manufacturing practices (“cGMP”) facility to support clinical and commercial-scale production of multiple allogeneic NK cell product candidates. We anticipate that this facility will become operational in time to support initial clinical trials for our lead product candidates. Our manufacturing facility is designed to leverage the latest cell therapy process technologies as we strive to maximize scalability and minimize cost of goods.

As of April 1, 2022, the issuance date of the consolidated financial statements for the year ended December 31, 2021, the Company concluded that substantial doubt existed about the Company’s ability to continue as a going concern for one year from the issuance date of the annual consolidated financial statements. In light of these concerns, our independent registered public accounting firm included in its opinion for the year ended December 31, 2021 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern within one year from April 1, 2022.

We believe that our cash and cash equivalents on hand as of May 20, 2022 were not sufficient to fund our operations for the next twelve months from the date of the Proxy Statement/Prospectus.

During 2021, widespread availability of COVID-19 vaccines in the United States and elsewhere in the world, combined with government assistance programs, fiscal policies and other factors, led to a rebound in the global economy as several states and countries began to re-open and loosen many COVID-19 related restrictions.

Nonetheless, the COVID-19 pandemic remains a global health crisis and continues to evolve. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and the actions that may be taken by government authorities across the United States. However, as of March 31, 2022, we were operating at pre-pandemic levels. We will continue to monitor the performance of our business and assess the impacts of COVID-19.

Recent Developments

Business Combination with Dynamics Special Purpose Corp.

On December 19, 2021, we entered into a definitive Business Combination Agreement (the “Business Combination Agreement”) with Dynamics Special Purpose Corp. (“DYNS”), a publicly-traded special purpose acquisition company (“SPAC”), and Explore Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of DYNS. On February 12, 2022, we entered into Amendment No. 1 to the Business Combination Agreement to restructure certain option grants made at the time the Business Combination Agreement was signed. On May 19, 2022, we entered into Amendment No. 2 to the Business Combination Agreement to provide for the subscription agreement and promissory note entered into with a certain investor. On June 8, 2022, pursuant to the terms of the Business Combination Agreement, as amended to date, Merger Sub merged with and into Senti, with Senti surviving the merger as a wholly-owned subsidiary of DYNS (the “Closing”). DYNS was immediately renamed “Senti Biosciences, Inc.” upon the Closing, and its shares of common stock began trading on the Nasdaq Global Market under the symbol “SNTI” on June 9, 2022.

Under the terms of the transaction, the estimated combined enterprise value of the combined company was approximately $280.9 million. The cash components of the transaction were funded by DYNS’ cash in trust of $84.5 million (net of redemptions), as well as $50.6 million funded as of the Closing out of $66.8 million in expected cash proceeds from a private placement of common stock at $10.00 per share from various accredited investors and $5.2 million in cash proceeds from the issuance of a convertible note (the “Note”) to Bayer HealthCare LLC on May 19, 2022, the principal amount of which was automatically cancelled and exchanged for shares of DYNS Class A Common Stock upon the Closing at a conversion price of $10.00 per share. All accrued interest under the Note was canceled and forgiven at the Closing.

Components of Results of Operations

Total Revenue

We currently have no therapeutic products approved for sale, and we have never generated any revenue from the sale of any therapeutic products. Total revenue consists of contract revenue related to research services provided to customers and grant income which is research funding received from grants.

Our ability to generate product revenues will depend on our partners’ ability to replicate our results and the successful development and eventual commercialization of our product candidates, which we do not expect for the foreseeable future, if ever. We may also look to generate revenue from collaboration and license agreements in the future.

Operating Expenses

Our operating expenses consist of research and development expense and general and administrative expenses.

Research and Development Expenses

Research and development costs consist primarily of costs incurred for the discovery and preclinical development of our product candidates, which include:

•	employee-related expenses, including salaries, related benefits, and stock-based compensation expenses for employees engaged in research and development functions;

•	expenses incurred in connection with research, laboratory consumables and preclinical studies;

•	the cost of consultants engaged in research and development related services and the cost to manufacture drug products for use in our preclinical studies and trials;

•	facilities, depreciation and other expenses, which include allocated expenses for rent and maintenance of facilities, insurance and supplies;

•	costs related to regulatory compliance; and

•	the cost of annual license fees.

We have not historically tracked research and development expenses by program, with the exception of third-party research projects. We have various ongoing early-stage research and product candidate discovery projects and going forward, we expect to have various products undergoing clinical trials. Our internal resources, employees and infrastructure are not directly tied to any one research or product candidate discovery project and are typically deployed across multiple projects. As such, we do not maintain information regarding these costs incurred for these early-stage research and product candidate discovery programs on a project-specific basis.

Our direct external development program expenses reflect external costs attributable to our preclinical development candidates selected for further development as well as Investigational New Drug applications (“INDs”) and clinical development. Such expenses include third-party contract costs relating to manufacturing, clinical trial activities, translational medicine and toxicology activities. We do not allocate internal research and development costs which include personnel, facility costs, laboratory consumables and discovery and research related activities associated with our pipeline because these costs are deployed across multiple programs and our platform, and, as such, are not separately classified.

Research and development expenses consisted of the following (in thousands):

	Three Months Ended March, 31
	2022	2021
	(unaudited)	(unaudited)
Personnel-related expenses including share-based compensation	$2,799	$1,738
External services and supplies	2,886	2,132
Office and facilities	1,747	931
Other	171	102

Total	$7,603	$4,903

Research and development activities are central to our business model. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. In addition, future regulatory factors beyond our control may impact our preclinical development programs. Product candidates in clinical development generally have higher development costs than those in preclinical stages of development, primarily due to the increased size and duration of clinical trials. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical development of any of our product candidates. However, we expect that our research and development expenses and manufacturing costs will increase substantially in connection with our planned preclinical and clinical development activities in the near term and in the future.

The successful development of our current and future product candidates is highly uncertain. This is due to numerous risks and uncertainties, including the following:

•

negative or inconclusive results from our preclinical or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	product-related adverse events or side effects experienced by participants in our clinical trials or by individuals using therapeutics similar to our product candidates;

•

delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•	CMC challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the COVID-19 pandemic or events associated with the pandemic;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; and

•	the FDA or other regulatory authorities interpret our data differently than we do.

A change in the outcome of any of these variables may significantly impact the costs and timing associated with the development of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in executive, finance and other administrative functions. Other significant costs include legal fees relating to corporate matters, professional fees for accounting and consulting services and an allocation of facility-related costs.

We expect our general and administrative expenses will increase for the foreseeable future to support our increased research and development, manufacturing activities, and preclinical and clinical activities and to reflect increased costs associated with operating as a public company. These increased costs will likely include increased expenses for audit, legal, regulatory, tax and related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs.

Other Income (Expense)

Interest Income, net

Interest income, net consists of interest earned on our cash and cash equivalents, and short-term investments, if any, held during the year, net of interest expense.

Change in Fair Value of Convertible Notes

Our convertible notes have been accounted for at fair value with changes in fair value recorded in earnings at each reporting period through settlement.

Change in Preferred Stock Tranche Liability

Our preferred stock tranche liability has been accounted for at fair value with changes in the fair value recorded in earnings at each reporting period through settlement.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The following table summarizes our results of operations for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021	Change
Revenue:
Contract revenue	$854	$44	$810
Grant income	250	28	222

Total revenue	1,104	72	1,032

Operating expenses:
Research and development	7,603	4,903	2,700
General and administrative	5,259	4,311	948

Total operating expenses	12,862	9,214	3,648

Loss from operations	(11,758)	(9,142)	(2,616)

Other income (expense):
Interest income, net	4	1	3
Change in preferred stock tranche liability	—	(11,824)	11,824
Other expense	(54)	(37)	(17)

Total other income (expense), net	(50)	(11,860)	11,810

Net loss	$(11,808)	$(21,002)	$9,194

Contract revenue. For the three months ended March 31, 2022 and 2021, we generated revenue from contracts and license agreements of $0.9 million and less than $0.1 million, respectively. The increase of $0.8 million was due primarily to a new collaboration agreement entered into in 2021.

Grant income. For the three months ended March 31, 2022 and 2021, we generated revenue from grants of $0.3 million and less than $0.1 million, respectively. The increase of $0.2 million was primarily due to the recognition of revenue related to the Small Business Innovation Research (“SIBR”) SENTI-202 grant funding.

Research and development expenses. Research and development expenses were $7.6 million and $4.9 million for the three months ended March 31, 2022 and 2021, respectively. The increase of $2.7 million was primarily due to an increase of $1.1 million in personnel-related expenses, $0.8 million in facility costs and $0.8 million in professional services costs.

General and administrative expenses. General and administrative expenses were $5.3 million and $4.3 million for the three months ended March 31, 2022 and 2021, respectively. The increase of $0.9 million was primarily due to increases of $1.8 million in personnel-related expenses, partially offset by a decrease of $0.9 million related to professional, legal and accounting services expenses.

Change in preferred stock tranche liability. For the three months ended March 31, 2021, we recognized a loss of $11.8 million as an adjustment to the preferred stock tranche liability. The adjustment stems primarily from the increase, since the December 31, 2020 measurement date, in management’s estimate of the fair value of our Series B redeemable convertible preferred stock resulting from a decrease in time to liquidity as we drew nearer to completing an initial public offering. In addition, the probability of calling Tranche 2 increased as we considered related research milestones achieved. These increases in value were offset by the decline in value resulting from the decrease in the likelihood of Tranche 3 due to new uncertainty around future investments from a key shareholder. For the three months ended March 31, 2022, there was no activity as the preferred stock tranches were issued on May 14, 2021.

Liquidity and Capital Resources

Sources of Liquidity

From inception to March 31, 2022, we raised aggregate gross proceeds of $158.1 million from the issuance of shares of our redeemable convertible preferred stock and the issuance of convertible notes.

We do not have any products approved for sale and have not generated any revenue from product sales or otherwise. We have incurred net losses and negative cash flows from operations since our inception and anticipate we will continue to incur net losses for the foreseeable future. As of March 31, 2022, we had $38.1 million in cash and cash equivalents, and an accumulated deficit of $126.9 million.

We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. Adequate funding may not be available to us on acceptable terms, if at all. Should we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of our product candidates or delay our efforts to expand our product pipeline. We may also be required to sell or license to other parties’ rights to develop or commercialize our product candidates that we would prefer to retain.

Cash Flows

The following table sets forth a summary of our cash flows for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2022	2021
Net cash from operating activities	$(10,059)	$(8,365)
Net cash from investing activities	(7,380)	(206)
Net cash from financing activities	(455)	3,558

Net change in cash and cash equivalents	$(17,894)	$(5,013)

Operating Activities

For the three months ended March 31, 2022, net cash used in operating activities of $10.1 million was primarily due to our loss of $11.8 million with non-cash adjustments of $1.0 million for depreciation and amortization of operating lease right-of-use-assets and $0.7 million for stock-based compensation expense, as well as a $1.6 million decrease in accounts payable and accrued and other current liabilities and a $0.5 million decrease in deferred revenue, offset by a $2.4 million increase in operating lease liabilities.

For the three months ended March 31, 2021, net cash used in operating activities of $8.4 million was primarily due to our net loss of $21.0 million with non-cash adjustments of $11.8 million for an increase in our preferred stock tranche liability, and $0.7 million for an increase in accounts payable.

Investing Activities

For the three months ended March 31, 2022 and 2021, net cash used in investing activities of $7.4 million and $0.2 million, respectively, was due entirely to purchases of property and equipment.

Financing Activities

For the three months ended March 31, 2022, net cash used in financing activities of $0.5 million was primarily due to payment of deferred transaction costs relating to a pending business combination of $0.6 million partially offset by $0.1 million proceeds from the issuance of common stock upon exercise of stock options.

For the three months ended March 31, 2021, net cash provided by financing activities of $3.6 million was primarily due to proceeds received of $2.3 million from the issuance of our Series B redeemable convertible preferred stock, $1.4 million from the issuance of common stock upon exercise of stock options and $0.2 million from the payment of prior-year issuance costs related to Series B redeemable convertible preferred stock.

Funding Requirements

Based upon our current operating plans, we believe that our existing cash and cash equivalents as of March 31, 2022 were not sufficient to fund our operations for the next twelve months from the date of the Proxy Statement/Prospectus. However, as noted in the Recent Developments section above, on June 8, 2022, we completed a business combination with DYNS that provides further liquidity and resulted in the funding of $84.5 million (net of redemptions) from DYNS’s cash in trust, as well as $50.6 million funded as of the Closing out of $66.8 million in expected cash proceeds from a private placement of common stock at $10.00 per share from various accredited investors and $5.2 million in cash proceeds from our issuance of the Note, which was cancelled and exchanged for shares of common stock at $10.00 per share upon the completion of the business combination. We anticipate that we will require additional funding to support our ongoing operations, although the precise timing of such needs may prove uncertain as our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Our assumptions may prove to be inaccurate, and we could deplete our capital resources sooner than we expect. Additionally, the process of testing and manufacturing product candidates in preclinical studies and clinical trials is costly and the timing and expenses in these trials are uncertain.

Our future capital requirements will depend on many factors, including:

•	the scope, rate of progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for our product candidates;

•	the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the scope and costs of constructing and operating our planned cGMP facility and any commercial manufacturing activities;

•	the cost associated with commercializing any approved product candidates;

•	the cost and timing of developing our ability to establish sales and marketing capabilities, if any;

•

the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting our intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;

•	the timing and amount of any milestone and royalty payments we are required to make under our present or future license agreements;

•	our ability to establish and maintain collaborations on favorable terms, if at all; and

•	the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.

In order to improve our liquidity, management is actively pursuing additional financing. We expect our expenses to increase substantially in connection with ongoing activities, particularly as we advance our preclinical activities and clinical trials for our product candidates in development. Accordingly, we will need to obtain substantial additional funding for continuing operations. If we are unable to raise capital when needed, or on attractive terms, we could be forced to delay, reduce or eliminate our research or drug development programs or any future commercialization efforts. Although management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.

Accounting standards require that management evaluate whether we have adequate financial resources to continue as a going concern for one year after the date that these consolidated financial statements are available to be issued. Management has determined that additional funds will be needed to continue as a going concern for the period defined in the accounting standards.

Contractual Obligations and Commitments

On June 3, 2021, we entered into a lease agreement for a new cGMP facility in Alameda, California to support planned initial clinical trials for our product candidates. The lease will expire in 2032 with future undiscounted operating lease payments of $46.0 million over an initial lease period of eleven years. See Note 9 - Operating Leases for details on our lease obligations.

In 2021, we began construction of the cGMP facility. As of March 31, 2022, we have paid $8.2 million in construction costs and the purchase commitments amounted to approximately $35.5 million. The agreements with the construction company provide for termination following a certain period after notice. Upon termination we will be responsible for payment for work performed to date.

During the year ended December 31, 2021, we entered into a three-year collaboration and option agreement with BlueRock Therapeutics LP (“BlueRock”) under which the Company granted BlueRock an option to execute an exclusive or non-exclusive license to develop, manufacture and commercialize cell therapy products (See Note 12 - Related Parties for details into the BlueRock agreement). In consideration for the option, the Company is responsible for up to $10.0 million in research and development costs and expenses associated with the collaboration plan incurred over the three-year term.

We have also entered into license agreements under which we are obligated to make annual maintenance payments of $0.1 million and specified milestone and royalty payments. Milestone and royalty payment obligations under these agreements are contingent upon future events, such as our achievement of specified development, regulatory, and sales milestones, or generating product sales. As of March 31, 2022, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.

We have entered into sponsored research agreements under which we are obligated to pay $1.0 million, $0.8 million and $0.2 million in 2022, 2023 and 2024, respectively.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and assumptions on historical experience, known trends and events, and various other factors that are believed to be reasonable and appropriate under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our condensed consolidated financial statements included as Exhibit 99.1 to this Report, we believe the following accounting policies and estimates to be most critical to the preparation of our consolidated financial statements. We define our critical accounting policies as those under U.S. GAAP that require us to make subjective estimates and judgments about matters that are inherently uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles.

Determination of the Fair Value of Common Stock

We are required to estimate the fair value of our common stock underlying our share-based awards when performing the fair value calculations using the Black-Scholes option pricing model. Because our common stock is not currently publicly traded, the fair value of our common stock underlying our share-based awards has been determined on each grant date by our board of directors, with input from management, considering our most recently available third-party valuation of our common stock.

In the absence of a public trading market for our common stock, on each grant date, our board of directors has made a reasonable determination of the fair value of our common stock based on the information known to us on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock, and timely valuations from an independent third-party valuation in accordance with guidance provided by the American Institute of Certified Public Accountants, Inc. Practice Aid: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, 2013. In addition, our board of directors considered various objective and subjective factors to determine the fair value of our common stock, including:

•	the estimated value of each security both outstanding and anticipated;

•	the anticipated capital structure that will directly impact the value of the currently outstanding securities;

•	our results of operations and financial position;

•	the status of our research and development efforts;

•	the composition of, and changes to, our management team and board of directors;

•	the lack of liquidity of our common stock as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	U.S. and global economic conditions;

•	the results of independent third-party valuations of our common stock;

•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions; and

•	the market value and volatility of comparable companies.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered various income, market or asset valuation methods.

Based on our early stage of development and other relevant factors, we appropriately used different valuation methods including a hybrid of the option pricing method, or OPM, and guideline transactions Backsolve method, a hybrid of the OPM and guideline public company methods or a hybrid of OPM, Backsolve method, and Monte Carlo simulation to determine the estimated fair value of our common stock for valuations performed through March 31, 2022. In determining the estimated fair value of our common stock, our Board of Directors also considered the fact that our stockholders could not freely trade our common stock in the public markets. Accordingly, we applied discounts to reflect the lack of marketability of our common stock based on the weighted-average expected time to liquidity.

Our Board of Directors and management develop best estimates based on the application of these approaches and the assumptions underlying these valuations, giving careful consideration to the advice from our third-party valuation expert. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our equity-based compensation could be materially different.

Valuation of Preferred Stock Tranche Liability

Our Series B redeemable convertible preferred stock included an obligation whereby the investors agreed to buy, and the Company agreed to sell, additional shares at a fixed price if certain agreed-upon milestones were achieved or at the election of investors. This obligation was determined to be a freestanding financial instrument that should be accounted for as a liability at fair value, and until settlement, the preferred stock tranche liability was revalued at each reporting period with changes in the fair value recorded in earnings. Upon achieving specific milestones, and obtaining Board and stockholder approval, the tranches were called and settled on May 14, 2021. The liability was then extinguished and the fair value was reclassified to redeemable convertible preferred stock.

We utilized the Monte Carlo valuation model and/or Black-Scholes option pricing model which incorporated assumptions and estimates, to value the preferred stock tranche feature prior to its settlement. Significant estimates and assumptions impacting the fair value measurement included the estimated fair value per share of the underlying Series B redeemable convertible preferred stock, risk-free rate, expected dividend yield, time to liquidity, expected volatility of the price of the underlying preferred stock and determining the type of option (call option and/or forward contract) and associated probabilities. The most significant assumptions impacting the fair value of the preferred stock tranche feature included the estimated fair value of our Series B redeemable convertible preferred stock, the estimated probability of and time to liquidity for going public and staying-private, and the determination of the type of option (call option and/or forward contract) and associated probability.

We determined the estimated fair value per share of the underlying redeemable convertible preferred stock by taking into consideration the most recent sales of our redeemable convertible preferred stock as well as additional factors that we deemed relevant. We assessed these assumptions and estimates on a quarterly basis as additional information impacting the assumptions became available. The risk-free rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the preferred stock tranche feature. We estimated a 0% dividend yield based on the expected dividend yield and the fact that we have never paid or declared dividends. We estimated the time to liquidity by weighting potential timelines associated with reaching various pipeline milestones and completing an initial public offering. Historically, we have been a private company and lack company-specific and implied volatility information of our stock. Therefore, we estimated our expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for the expected terms. The determination of the type of option is based on the payouts available to the holders of the tranche rights and the level of control the investors had over-exercising these rights.

These estimates involved inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we used significantly different assumptions or estimates, our preferred stock tranche liability could be materially different.

Fair Value Option for Convertible Notes

We elected to account for our convertible notes at fair value in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which the Company operates. We recorded the convertible notes at fair value with changes in fair value recorded in earnings at each reporting period through settlement. The fair value of the convertible notes was determined using a probability-weighted income approach as the convertible notes contained various settlement outcomes. The significant assumptions used to estimate the fair value of the convertible notes involved inherent uncertainties and the application of significant judgment and included the time to maturity and the probability of the various settlement outcomes.

Revenue from Contracts

We recognize revenue from contracts when our customer obtains control of the promised goods or services, in an amount that reflects the consideration which we have received or expect to receive in exchange for those goods or services.

Our revenues are primarily derived through our collaborative research, development and license agreements. The terms of these types of agreements may include (i) research and development services, (ii) licenses for our technology or programs, and (iii) services or obligations in connection with participation in research or steering committees. Payments to us under these arrangements typically include one or more of the following: nonrefundable upfront and license fees, research funding, milestone and other contingent payments for the achievement of defined research, development and commercial-based events, as well as royalties on sales of any commercialized products. We assess whether the promises in its arrangements with customers are considered distinct performance obligations that should be accounted for separately. Judgment may be required to determine whether the research and development services are distinct from the license to our intellectual property or participation on steering committees.

Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. If these options provide a material right to the customer, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about the technical feasibility and the probability of developing a candidate that would be subject to the option rights.

The transaction price in each arrangement is allocated based on the relative standalone selling price (“SSP”) of each distinct performance obligation, which requires judgment. In instances where SSP is not directly observable, such as when a license or service is not sold separately, SSP is determined using information that may include market conditions and other observable inputs. Due to the early stage of our licensed technology, the license of such technology is typically combined with research and development services and steering committee participation as one performance obligation. Changes in the key assumptions used to determine the SSP could have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

Recently Issued Accounting Pronouncements

See Note 2 to our condensed consolidated financial statements included as Exhibit 99.1 to this Report for recently issued accounting pronouncements.

Emerging Growth Company Status

The JOBS Act permits an emerging growth company to take advantage of an extended transition to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. Immediately prior to the consummation of the Business Combination, DYNS was an “emerging growth company” as defined in Section 2(a) of the Securities Act, and elected to take advantage of the benefits of this extended transition period, which means that when an accounting standard is issued or revised and has different application dates for public or private companies, DYNS may adopt the new or revised standard only at the time private companies are required or permitted to adopt the new or revised standard.

Following the consummation of the Business Combination, we expect to remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the DYNS IPO (which occurred on May 25, 2021), (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter and our net sales for the year exceed $100 million; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding, rolling three-year period. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.

Smaller Reporting Company Status

Upon consummation of the Business Combination, we expect to be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company if (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.

Segment Information

We have one business activity and operate in one reportable segment.